Exhibit 3.1

THE COMPANIES LAW

EXEMPTED COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

JD.COM, INC.

(Adopted by special resolution passed on March 6, 2014 and effective on March 10, 2014)

1.                                      The name of the Company is JD.com, Inc.

2.                                      The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

3.                                      Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.

4.                                      Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Law.

5.                                      Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.                                      The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.                                      The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.                                      The share capital of the Company is US$100,000 divided into 5,000,000,000 shares of a nominal or par value of US$0.00002 each divided into:

(i)                                     4,435,536,365 Ordinary Shares with a par value of US$0.00002 each; and

(ii)                                  564,463,635 Preferred Shares with a par value of US$0.00002 each divided into:

(a)                                 221,360,925 Series A Preferred Shares,

(b)                                 84,786,405 Series B Preferred Shares; and

(c)                                  258,316,305 Series C Preferred Shares,

the rights and restrictions of each of which are set out in Schedule A of the Articles of Association.

9.                                      The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

JD.COM, INC.

(Adopted by special resolution passed on March 6, 2014 and effective on March 10, 2014)

TABLE OF CONTENTS

INTERPRETATION

1.	Definitions

SHARES

2.	Power to Issue Shares
3.	Redemption, Purchase, Surrender and Treasury Shares
4.	Rights Attaching to Shares
5.	Calls on Shares
6.	Joint and Several Liability to Pay Calls
7.	Forfeiture of Shares
8.	Share Certificates
8A	Legend on Share Certificates
9.	Fractional Shares

REGISTRATION OF SHARES

10.	Register of Members
11.	Registered Holder Absolute Owner
12.	Transfer of Registered Shares
13.	Transmission of Registered Shares
14.	Listed Shares

ALTERATION OF SHARE CAPITAL

15.	Power to Alter Capital
16.	Variation of Rights Attaching to Shares

DIVIDENDS AND CAPITALISATION

17.	Dividends
18.	Power to Set Aside Profits
19.	Method of Payment
20.	Capitalisation

MEETINGS OF MEMBERS

21.	Annual General Meetings
22.	Extraordinary General Meetings
23.	Requisitioned General Meetings

24.	Notice
25.	Giving Notice and Access
26.	Postponement of General Meeting
27.	Electronic Participation in Meetings
28.	Quorum at General Meetings
29.	Chairman to Preside
30.	Voting on Resolutions
31.	Power to Demand a Vote on a Poll
32.	Voting by Joint Holders of Shares
33.	Instrument of Proxy
34.	Representation of Corporate Member
35.	Adjournment of General Meeting
36.	Written Resolutions
37.	Directors Attendance at General Meetings

DIRECTORS AND OFFICERS

38.	Election of Directors
39.	Number of Directors
40.	Term of Office of Directors
41.	Alternate Directors
42.	Removal of Directors
43.	Vacancy in the Office of Director
44.	Remuneration of Directors
45.	Defect in Appointment
46.	Directors to Manage Business
47.	Powers of the Board of Directors
47A	Committees
48.	Register of Directors and Officers
49.	Officers
50.	Appointment of Officers
51.	Duties of Officers
52.	Remuneration of Officers
53.	Conflicts of Interest
54.	Indemnification and Exculpation of Directors and Officers

MEETINGS OF THE BOARD OF DIRECTORS

55.	Board Meetings
56.	Notice of Board Meetings
57.	Electronic Participation in Meetings
58.	Representation of Director
59.	Quorum at Board Meetings
60.	Board to Continue in the Event of Vacancy

61.	Chairman to Preside
62.	Written Resolutions
63.	Validity of Prior Acts of the Board
63A	Board Consent of Majority of Directors
63B	Board Consent of Certain Directors

CORPORATE RECORDS

64.	Minutes
65.	Register of Mortgages and Charges
66.	Form and Use of Seal

ACCOUNTS

67.	Books of Account
68.	Financial Year End

AUDITS

69.	Audit
70.	Appointment of Auditors
71.	Remuneration of Auditors
72.	Duties of Auditor
73.	Access to Records

VOLUNTARY WINDING-UP AND DISSOLUTION

74.	Winding-Up

CHANGES TO CONSTITUTION

75.	Changes to Memorandum and Articles
76.	Inconsistency with the Memorandum of Association
77.	Discontinuance

SCHEDULE A

1.	Dividends.

2.	Liquidation Preference.

3.	Voting Rights.

4.	Conversion Rights.

5.	Redemption.

JD.com, Inc.

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

JD.COM, INC.

(Adopted by special resolution passed on March 6, 2014 and effective on March 10, 2014)

Table A

The regulations in Table A in the First Schedule to the Law (as defined below) do not apply to the Company.

INTERPRETATION

1.                                      Definitions

1.1                               In these Articles including Schedule A hereto, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Additional Ordinary Shares

all Ordinary Shares issued by the Company; provided that the term “Additional Ordinary Shares” does not include (i) Ordinary Shares issued upon conversion of the Series A Preferred Shares; (ii) Ordinary Shares issued upon conversion of the Series B Preferred Shares; (iii) Ordinary Shares issued upon conversion of the Series C Preferred Shares; (iv) Ordinary Shares issued upon exercise of the Warrants (as defined under the Restated Shareholders Agreement); or (v) Employee Securities;

Affiliate

with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), such Person’s principal or any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person or such Person’s principal, including, without limitation any general partner, officer or director of such Person or such Person’s principal and any venture capital fund, private equity fund or hedge fund or similar funds now or hereafter existing which is controlled by or under common control with one or more general partners controlling such Person or such Person’s principal or shares with such Person or such Person’s principal the same management company controlling such Person or such Person’s principal;

Alternate Director	an alternate director appointed in accordance with these Articles;

Articles	these Articles of Association as altered from time to time;

Auditor	the person or firm for the time being appointed as Auditor of the Company and shall include an individual or partnership;

Best Alliance	Best Alliance International Holdings Limited, a BVI Business Company organized and existing under the laws of the British Virgin Islands;

Board

the board of directors (including, for the avoidance of doubt, a sole director) appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Business Day	any day (other than a Saturday, Sunday and public holiday) on which banks are open generally for normal banking business in Hong Kong, the PRC, Zurich, Switzerland and the Cayman Islands;

CTI	Capital Today Investment XIII Limited, a BVI Business Company organized and existing under the laws of the British Virgin Islands;

CEO	the chief executive officer of the Company as appointed by the Board;

CFO	the chief financial officer of the Company as appointed by the Board;

Chairman of the Board	the chairman of the board of directors as referred to in Article 49;

China Life	CHINA LIFE TRUSTEES LIMITED, a Hong Kong company limited by shares and organized and existing under the laws of Hong Kong;

China Life Shares	the Ordinary Shares held by China Life as of the date hereof or hereafter acquired by China Life or its Affiliates;

Classroom	a wholly owned subsidiary of Ontario Teachers’ Pension Plan Board and a company organized and existing under the laws of the Province of Ontario, Canada;

Classroom Shares	the Ordinary Shares held by Classroom;

Company	the company for which these Articles are approved and confirmed;

Conversion Price	has the meaning specified in Section 4(d) of Schedule A hereto;

Conversion Share	has the meaning specified in Section 4(c) of Schedule A hereto;

Director	a member of the Board of Directors, i.e., any of Tiger Director, Series A Director, Series B Director, Series C Director and Max Smart Directors, and

collectively, the “Directors”;

DST Global Parties

collectively, DST China EC6 Limited, a BVI Business Company limited by shares and organized and existing under the laws of the BVI, DST China EC, L.P., a company organized and existing under the laws of the Cayman Islands, DST Investments 1 Limited, a company organized under the laws of the Isle of Man, DST Investments 2 Limited, a company organized under the laws of the Isle of Man, DST Global II, L.P., a company organized and existing under the laws of the Cayman Islands, DST China EC II, L.P., a company organized and existing under the laws of the Cayman Islands, DST China EC III, L.P., a company organized and existing under the laws of the Cayman Islands and DST China EC X, L.P., a company organized and existing under the laws of the Cayman Islands (each, a “DST Global Party”);

DST Global Shares	the Ordinary Shares held by any DST Global Party as of the date hereof or hereafter acquired by any DST Global Party or its Affiliates;

Effective Conversion Price

with respect to any Ordinary Share Equivalents at a given time, an amount equal to the quotient of (i) the sum of any consideration, if any, received by the Company with respect to the issuance of such Ordinary Share Equivalents and the lowest aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalents over (ii) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalents;

Electronic Record	has the same meaning as in the Electronic Transactions Law;

Electronic Transactions Law	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands;

Employee Securities

any Ordinary Shares and any options to purchase Ordinary Shares issued to employees, consultants, officers or Directors pursuant to any stock option, share purchase, share bonus or other equity incentive plans, agreements or arrangements of the Company;

Exchange Act	the U.S. Securities Exchange Act of 1934, as amended, and any successor statute;

Founder	Liu Qiangdong, with the PRC ID Number of 321321197303104655;

Gaoling

HHGL 360Buy Holdings, Ltd., a BVI Business Company limited by shares and organized under the laws of the British Virgin Islands and having its registered office at Flemming House, Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands;

Gaoling Ordinary Shares	the Ordinary Shares held by Gaoling as of the date hereof or hereafter acquired by Gaoling or its Affiliates;

Good Fortune	Good Fortune Capital II, LLC, a limited liability company organized and existing under the laws of the State of California, United States of America;

Grandwin	Grandwin Enterprises Limited, a company organized and existing under the laws of the British Virgin Islands;

Group Company

each of the Company, the Offshore Subsidiaries (as defined in the Restated Shareholders Agreement), the PRC Subsidiaries, the PRC Affiliates, any other direct or indirect Subsidiary of a Group Company, and any other entity whose financial statements are consolidated with those of the Company in accordance with generally accepted accounting principles in the United States and are recorded on the books of the Company for financial reporting purposes;

Hong Kong	the Hong Kong Special Administrative Region of the PRC;

Insight Parties

collectively, Insight Venture Partners VII, L.P., a company organized and existing under the laws of the Cayman Islands, Insight Venture Partners VII (Co-Investors), L.P., a company organized and existing under the laws of the Cayman Islands, Insight Venture Partners (Cayman) VII, L.P., a company organized and existing under the laws of the Cayman Islands, and Insight Venture Partners (Delaware) VII, L.P., a company organized and existing under the laws of Delaware (each, an “Insight Party”);

Investor

any of the Series A Investor, Series B Investors, Series C Investors, Tiger, the DST Global Parties, the Sequoia Parties, the Insight Parties, KPCB, Oeland, Good Fortune, IGSB, Classroom, Kingdom, Gaoling (in its capacity as a holder of the Gaoling Ordinary Shares), China Life and Tencent, collectively, the “Investors”;

Investor Director	any of Tiger Director, Series A Director, Series B Director, Series C Director and the Tencent Director,

collectively, the “Investor Directors”;

IGSB	IGSB Internal Venture Fund II, LLC., a limited liability company organized and existing under the laws of the State of California, United States of America;

Kingdom or Kingdom Parties

collectively means Supreme Universal Holdings Ltd., Goldstone Capital Ltd., Kingdom 5-KR-232, Ltd. and Kingdom 5-KR-225, Ltd., each a company organized and existing under the laws of the Cayman Islands, except that Goldstone Capital Ltd. is a company organized and existing under the laws of Guernsey (each, a “Kingdom Party”);

Kingdom Shares	the Ordinary Shares held by Kingdom as of the date hereof or hereafter acquired by Kingdom or its Affiliates;

KPCB

collectively (i) KPCB Holdings, Inc., a corporation incorporated under the laws of the State of California, United States, as nominee, (ii) KPCB China Fund, L.P., an exempted limited partnership registered under the laws of the Cayman Islands, with its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and (iii) KPCB China Founders Fund, L.P., an exempted limited partnership registered under the laws of the Cayman Islands, with its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

Law	the Companies Law of the Cayman Islands;

Madrone	Madrone Partners, L.P., a limited partnership organized and existing under the laws of the State of Delaware of the United States of America;

Max Smart	Max Smart Limited, a BVI Business Company organized and existing under the laws of the British Virgin Islands;

Max Smart Director(s)	has the meaning specified in Article 38.1(e) of these Articles;

Member/Shareholder

the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

Memorandum	the Memorandum of Association of the Company;

month	calendar month;

Non-Management Directors	any directors that do not include (i) the Founder, Max Smart or an of their Affiliates, or (ii) any member of the management of the Group Companies;

notice	written notice as further provided in these Articles unless otherwise specifically stated;

Oeland	Oeland Investments II LLC, a limited liability company organized and existing under the laws of the State of Delaware, United States of America;

Officer	any person appointed by the Board to hold an office in the Company;

ordinary resolution

a resolution shall be an ordinary resolution when it has been (i) passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of the Company; or (ii)  approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

Ordinary Share Equivalents	warrants, options and rights exercisable for Ordinary Shares or Securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Preferred Shares;

Ordinary Shares	the Company’s Ordinary Shares with a par value of US$0.00002 per share, together with the other rights attaching thereto under these Articles;

paid-up	paid-up or credited as paid-up;

Person	any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity;

PRC	the People’s Republic of China, but solely for the purposes of these Articles, excluding Hong Kong, the Macau Special Administrative Region and Taiwan;

PRC Affiliate(s)	Beijing Jingdong 360 Degree E-commerce Co., Ltd. and Jiangsu Yuanzhou E-Commerce Co., Ltd.;

PRC Subsidiary(ies)

Beijing Jingdong Century Trading Co., Ltd., Shanghai Yuanmai Trading Co., Ltd., Jiangsu Jingdong Information Technology Co., Ltd., Guangzhou Jingdong Trading Co., Ltd., Chengdu Jingdong Century Trading Co., Ltd., Beijing

Jingdong Century Information Technology Co., Ltd, Jiangsu Yuanmai Commerce Co., Ltd., Wuhan Jingdong Century Trading Co., Ltd., Shenyang Jingdong Century Trading Co., Ltd., Beijing Jingdong Shangke Information Technology Co., Ltd., Beijing Jingbangda Trading Co., Ltd., Shanghai Shengdayuan Information Technology Co., Ltd. and Tianjin Star East Co., Ltd.;

Precedent Holder	has the meaning specified in Section 2(a) of Schedule A hereto;

Preferred Shares	any of the Company’s Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares;

Preferred Shares Issue Price

the per share price of Preferred Share at which time such Preferred Shares were first issued, as adjusted for share dividends, consolidation, splits, combinations, recapitalizations or similar events and are otherwise provided herein;

Preferred Share Purchase Agreements	the Series A Preferred Share Purchase Agreement, the Series B Preferred Share Purchase Agreement and the Series C Preferred Share Purchase Agreements;

Qualified IPO

a firm commitment underwritten public offering of the Ordinary Shares, par value US$0.00002 per share, of the Company in the United States, that has been registered under the Securities Act, with an implied pre-offering valuation of the Company of at least US$4.162 per share (as adjusted for any share dividends, consolidation, combinations, reclassifications or splits with respect to such shares and the like), or in a similar public offering of the Ordinary Shares in Hong Kong or another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange. A Qualified IPO shall also include other offering that does not satisfy the foregoing pre-offering valuation requirement; provided that the holder(s) of a majority of the voting power of the then outstanding Preferred Shares, Tiger Shares, Gaoling Ordinary Shares, DST Global Shares, Sequoia Shares, Classroom Shares and Kingdom Shares (voting together as a single class and calculated on an as converted basis) (the “Required Consenters”) have expressly agreed in writing that such an offering shall be deemed a “Qualified IPO”;

Redemption Amount	has the meaning specified in Section 4(c)(i) of Schedule A hereto;

Redemption Price	has the meaning specified in Section 5(a) of Schedule A hereto;

Redemption Total Amount	has the meaning specified in Section 5(c) of Schedule A hereto;

Register of Directors and Officers	the register of directors and officers referred to in these Articles;

Register of Members	the register of members maintained by the Company in accordance with the Law;

Resolution of Directors

means subject to and unless otherwise provided in these Articles either: (a) a resolution approved at a duly convened and constituted meeting of Board or of a committee of Directors by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or (b) a resolution consented to in writing by a majority of the Directors or by a majority of the members of a committee of Directors, as the case may be;

Restated Shareholders Agreement

the Thirteenth Amended and Restated Shareholders Agreement dated on or about March 10, 2014 by and among the Company, Max Smart, the Founder, the Investors and other parties thereto, as amended from time to time;

Sale Transaction

any merger, consolidation, reorganization, business combination, scheme of arrangement, recapitalization of any Group Company or sale, transfer, lease, exclusive license or other disposition of all or substantially all of the assets of any Group Company or any transaction or series or related transactions as a result of which any “person” or “group” (as defined under Section 13(d) of the Exchange Act), other than the Founder, Max Smart or any of their Affiliates, acquires control of the Company;

Schedule A	Schedule A to these Articles which for the avoidance of doubt, forms part of these Articles in accordance with the Law;

Seal	the common seal or any official or duplicate seal of the Company;

Secretary

the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Securities	Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire Shares or debt obligations;

Securities Act	the United States Securities Act of 1933, as amended from time to time, including any successor statutes;

Sequoia Parties

collectively, Sequoia Capital 2010 CGF Holdco, Ltd, a company organized and existing under the laws of the Cayman Islands, and SC China Co-Investment 2011-A, L.P., a company organized and existing under the laws of the Cayman Islands (each, a “Sequoia Party”);

Sequoia Shares	the Ordinary Shares held by any Sequoia Party as of the date hereof or hereafter acquired by any Sequoia Party or its Affiliates;

Series A Director	has the meaning specified in Article 38.1(b) of these Articles;

Series A Investor	Best Alliance

Series A Preferred Shares	the Company’s Series A Preferred Shares with a par value of US$0.00002 per share, together with the other rights attaching thereto under these Articles;

Series A Preferred Share Purchase Agreement	the Preferred Share Purchase Agreement entered into by and among the Company, Max Smart, the Founder, the Series A Investor and other parties thereto as of January 25, 2007;

Series B Director	has the meaning specified in Article 38.1(c) of these Articles;

Series B Investors	Strong Desire and Grandwin;

Series B Preferred Share Purchase Agreement	the Series B Preferred Share Purchase Agreement entered into by and among the Company, Max Smart, the Founder, CTI, the Series B Investors and

other parties thereto as of December 19, 2008;

Series B Preferred Shares	the Company’s Series B Preferred Shares with a par value of US$0.00002 per share, together with the other rights attaching thereto under these Articles;

Series C Director	has the meaning specified in Article 38.1(d) of the Articles;

Series C Investors	Gaoling, United Sheen and Madrone;

Series C Preferred Share Purchase Agreements	Series C Preferred Shares Transfer Agreement and Series C Preferred Shares Subscription Agreement;

Series C Preferred Shares	the Company’s Series C Preferred Shares with a par value of US$0.00002 per share, together with the other rights attaching thereto under these Articles;

Series C Preferred Share Subscription Agreement	the Series C Preferred Shares Subscription Agreement entered into by and among the Company, Max Smart, the Founder, the Series C Investors and other parties thereto as of September 9, 2010;

Series C Preferred Shares Transfer Agreement	the Series C Preferred Shares Sale and Purchase Agreement entered into by and among Best Alliance, Strong Desire, Grandwin and Gaoling as of September 9, 2010;

Series C Qualified IPO

a firm commitment underwritten public offering of the Ordinary Shares, par value US$0.00002 per share, of the Company in the United States, that has been registered under the Securities Act, with an implied pre-offering valuation of the Company of at least US$1,500,000,000, or in a similar public offering of the Ordinary Shares in Hong Kong or another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange. A Series C Qualified IPO shall also include other offering that does not satisfy the foregoing pre-offering valuation requirement; provided that the holder(s) of a majority of the voting power of the then outstanding Preferred Shares, Tiger Shares and Gaoling Ordinary Shares (voting together as a single class and calculated on an as converted basis) have expressly agreed in writing that such an offering shall be deemed a “Series C Qualified IPO”;

Share	a share issued or to be issued by the Company and includes any Ordinary Share or Ordinary Share Equivalent of the Company;

Shareholder	a Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares;

Special Resolution

a resolution shall be a special resolution when it has been (i) passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose a resolution as a special resolution has been duly given (and for the avoidance of doubt, unanimity qualifies as a majority); or (ii)  approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

Strong Desire	Strong Desire Limited, a BVI Business Company organized and existing under the laws of British Virgin Islands;

Subsequent Holder	has the meaning specified in Section 2(a) of Schedule A hereto;

Subsidiary

with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital;

Tencent	Huang River Investment Limited

Tencent Director	has the meaning specified in Article 38.1(e) of these Articles;

Tencent Shares	the Ordinary Shares held by Tencent as of the date hereof or hereafter acquired by Tiger or its Affiliates;

Tiger	Tiger Global Five and Tiger 360Buy collectively;

Tiger 360Buy	Tiger Global 360buy Holdings, a company organised under the laws of Mauritius;

Tiger Director	has the meaning specified in Article 38.1(a) of these Articles;

Tiger Global Five	Tiger Global Five 360 Holdings, a company organised under the laws of Mauritius;

Tiger Shares	the Ordinary Shares held by Tiger as of the date hereof or hereafter acquired by Tiger or its Affiliates;

Treasury Share	a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled;

United Sheen	United Sheen Limited, a BVI Business Company organized and existing under the laws of British Virgin Islands;

written

or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail or telecopy, and “in writing” shall be construed accordingly;

written resolution	a resolution passed in accordance with Article 36 or 62; and

year	calendar year.

1.2                               In these Articles, where not inconsistent with the context:

(a)                                 words denoting the plural number include the singular number and vice versa;

(b)                                 words denoting the masculine gender include the feminine and neuter genders;

(c)                                  words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)                                 the words:-

(i)                                     “may” shall be construed as permissive; and

(ii)                                  “shall” shall be construed as imperative;

(e)                                  a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)                                   the word “corporation” means corporation whether or not a company within the meaning of the Law;

(g)                                  unless otherwise provided herein, words or expressions defined in the Law shall bear the same meaning in these Articles;

(h)                                 any requirements as to delivery under these Articles include delivery in the form of an Electronic Record;

(i)                                     any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law; and

(j)                                    sections 8 and 19(3) of the Electronic Transactions Law shall not apply.

1.3                               In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4                               Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.                                      Power to Issue Shares

2.1                               Subject to these Articles, any resolution of the Members to the contrary, Schedule A, the contractual pre-emptive rights set out in the Restated Shareholders Agreement and any restrictions on the issuing of shares and other Securities herein, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, provided that no share shall be issued at a discount except in accordance with the Law.

3.                                      Redemption, Purchase, Surrender and Treasury Shares

3.1                               Subject to the Law, the Company is authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member and may make payments in respect of such redemption in accordance with the Law.

3.2                               The Company is authorised to purchase any share in the Company (including a redeemable share) by agreement with the holder and may make payments in respect of such purchase in accordance with the Law.

3.3                               The Company authorises the Board to determine the manner or any of the terms of any redemption or purchase.

3.4                               A delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Board, after due enquiry, estimates to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

3.5                               The Company authorises the Board pursuant to section 37(5) of the Law to make a payment in respect of the redemption or purchase of its own shares otherwise than out of its profits, share premium account, or the proceeds of a fresh issue of shares.

3.6                               No share may be redeemed or purchased unless it is fully paid-up.

3.7                               The Company may accept the surrender for no consideration of any fully paid share (including a redeemable share) unless, as a result of the surrender, there would no longer be any issued shares of the company other than shares held as treasury shares.

3.8                               The Company is authorised to hold Treasury Shares in accordance with the Law.

3.9                               The Board may designate as Treasury Shares any of its shares that it purchases or redeems, or any shares surrendered to it, in accordance with the Law.

3.10                        Shares held by the Company as Treasury Shares shall continue to be classified as Treasury Shares until such shares are either cancelled or transferred in accordance with the Law.

4.                                      Rights Attaching to Shares

4.1                               Subject to Article 2.1, the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into 5,000,000,000 shares of a nominal or par value of US$0.00002 each divided into:

(i)            4,435,536,365 Ordinary Shares with a par value of US$0.00002 each; and

(ii)           564,463,635 Preferred Shares with a par value of US$0.00002 each divided into:

(a)           221,360,925 Series A Preferred Shares,

(b)           84,786,405 Series B Preferred Shares; and

(c)           258,316,305 Series C Preferred Shares.

4.2                               DST Global Parties’ and Sequoia Parties’ Consent Right.  In addition to any other vote or consent required elsewhere in these Articles and the Restated Shareholders Agreement, the following acts shall require the prior written approval of (x) each DST Global Party, and (y) for so long as they collectively own at least 39,821,655 of the Sequoia Shares (as adjusted for any share dividends, consolidation, combinations, reclassifications or splits with respect to such shares and the like), each Sequoia Party:  (i) any issuance of any Preferred Shares, Ordinary Shares or other equity securities by the Company or any instruments that are convertible into any equity securities of the Company (including any public offering) at a price per share less than US$3.632 (as adjusted for any share dividends, consolidation, combinations, reclassifications or splits with respect to such shares and the like); but excluding (x) any issuance of Ordinary Shares upon exercise of the Warrants (as defined in the Restated Shareholders Agreement), (y) any issuance of Ordinary Shares upon conversion of the Preferred Shares, and (z) any issuance of Ordinary Shares (or options or warrants therefor) under employee equity incentive plans duly adopted by the Company; and (ii) any Sale Transaction implying a price per share less than US$3.632 (as adjusted for any share dividends, consolidation, combinations, reclassifications or splits with respect to such shares and the like).

4.3                               Classroom’s Consent Right.  In addition to any other vote or consent required elsewhere in these Articles and the Restated Shareholders Agreement, the following acts shall require the prior written approval of Classroom, for so long as Classroom owns at least 44,182,531 of the Classroom Shares (as adjusted for any share dividends, combinations, reclassifications or splits with respect to such shares and the like): (i) any issuance of any Preferred Shares, Ordinary Shares or other equity securities by the Company or any instruments that are convertible into any equity securities of the Company (including any public offering) at a price per share less than US$3.961 (as adjusted for any share dividends, consolidation, combinations, reclassifications or splits with respect to such shares and the like); but excluding (x) any issuance of Ordinary Shares upon exercise of the Warrants (as defined in the Restated Shareholders Agreement), (y) any issuance of Ordinary Shares upon conversion of the Preferred Shares, and (z) any issuance of Ordinary Shares (or options or warrants therefor) under employee equity incentive plans duly adopted by the Company; and (ii) any Sale Transaction implying a price per share less than US$3.961 (as adjusted for any share dividends, consolidation, combinations, reclassifications or splits with respect to such shares and the like).

4.4                               Kingdom’s Consent Right.  In addition to any other vote or consent required elsewhere in these Articles and the Restated Shareholders Agreement, the following acts shall require the prior written approval of each Kingdom Party, for so long as Kingdom Parties collectively own at least 75,000,000 of the Kingdom Shares (as adjusted for any share dividends, combinations, reclassifications or splits with respect to such shares and the like): (i) any issuance of any Preferred Shares, Ordinary Shares or other equity securities by the Company or any instruments that are convertible into any equity securities of the Company (including any public offering) at a price per share less than US$3.961 (as adjusted for any share dividends, consolidation, combinations, reclassifications or splits with respect to such shares and the like); but excluding (x) any issuance of Ordinary Shares upon exercise of the Warrants (as defined in the Restated Shareholders Agreement), (y) any issuance of Ordinary Shares upon conversion of the Preferred Shares, and (z) any issuance of Ordinary Shares (or options or warrants therefor) under employee equity incentive plans duly adopted by the Company; and (ii) any Sale Transaction implying a price per share less than US$3.961 (as adjusted for any share dividends, consolidation, combinations, reclassifications or splits with respect to such shares and the like).

4.5                               Tencent’s Consent Right.  In addition to any other vote or consent required elsewhere in these Articles and the Restated Shareholders Agreement, the following acts shall require the prior written approval of Tencent, for so long as Tencent owns in the aggregate at least 75% of the Tencent Shares acquired pursuant to the Tencent Share Subscription Agreement (as defined in the Restated Shareholders Agreement) (as adjusted for any share dividends, consolidation, combinations, reclassifications or splits with respect to such shares and the like): (i) any issuance of any Preferred Shares, Ordinary Shares or other equity securities by the Company or any instruments that are convertible  into any equity securities of the Company (including any public offering) at a price implying an equity valuation of the Company less than 100% premium over the post-money equity valuation of the Company immediately after the consummation of the Kingdom Ordinary Share Purchase Agreement (as defined in the Restated Shareholders Agreement); but excluding (x) any issuance of Ordinary Shares upon exercise of the Warrants, (y) any issuance of Ordinary Shares upon conversion of the Preferred Shares, and (z) any issuance of Ordinary Shares (or options or warrants therefor) under employee equity incentive plans duly adopted by the Company; (ii) any Sale Transaction implying an equity valuation of the Company less than 100% premium over the post-money equity valuation of the Company immediately after the consummation of the Kingdom Ordinary Share Purchase Agreement; (iii) the adoption of, or amendment to, any employee equity incentive plan of any Group Company (except for the allocation of any shares of the ESOP Shares (defined below)); (iv) any issuance of any Preferred Shares, Ordinary Shares or other equity securities by the Company or any instruments that are convertible into any equity securities of the Company to a Subscription Restricted Person (as defined in the Restated Shareholders Agreement); (v) any issuance of any Preferred Shares, Ordinary Shares or other equity securities by the Company or any instruments that are convertible into any equity securities of the Company in excess of 15% of the Company’s issued and outstanding share capital to an Additional Subscription Restricted Person (as defined in the Restated Shareholders Agreement); and (vi) adoption of articles of association of the Company in connection with the Qualified IPO that are not in the form set out in Exhibit F to the Restated Shareholders Agreement.

5.                                      Calls on Shares

5.1                               The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment.  The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2                               The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

5.3                               The terms of any issue of shares may include different provisions with respect to different Members in the amounts and times of payments of calls on their shares.

6.                                      Joint and Several Liability to Pay Calls

The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

7.                                      Forfeiture of Shares

7.1                               If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

[Name of Company]  (the “Company”)

You have failed to pay the call of [amount of call]  made on [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on [date], the day appointed for payment of such call.  You are hereby notified that unless you pay such call together with interest thereon at the rate of [    ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

[Signature of Secretary] By Order of the Board

7.2                               If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Law.

7.3                               A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

7.4                               The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed.  Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.                                      Share Certificates

8.1                               Every Member shall be entitled to a certificate under the common seal (if any) or a facsimile thereof of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares.  The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2                               If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.3                               Share certificates may not be issued in bearer form.

8A           Legend on Share Certificates

The Directors shall ensure that each certificate representing any Shares owned by the Shareholders and the register of members with respect to such Shares shall be endorsed by the Company with a legend reading substantially as follows:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE BOARD OF THE COMPANY.  BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID SHAREHOLDERS AGREEMENT.”

9.                                      Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

10.                               Register of Members

10.1                        The Board shall cause to be kept in one or more books a Register of Members which may be kept in or outside the Cayman Islands at such place as the Board shall appoint and shall enter therein the following particulars:

(a)                                 the name and address of each Member, the number, and (where appropriate) the class and series of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)                                 the date on which each person was entered in the Register of Members; and

(c)                                  the date on which any person ceased to be a Member.

10.2                        The Board may cause to be kept in any country or territory one or more branch registers of such category or categories of members as the Board may determine from time to time and any branch register shall be deemed to be part of the Company’s Register of Members.

10.3                        Any register maintained by the Company in respect of listed shares may be kept by recording the particulars set out in Article 10.1 in a form otherwise than legible if such recording otherwise complies with the laws applicable to and the rules and regulations of the relevant approved stock exchange.

11.                               Registered Holder Absolute Owner

11.1                        The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.2                        No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder.  If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register of Members or on a share certificate in respect of a share, then, except as aforesaid:

(a)           such notice shall be deemed to be solely for the holder’s convenience;

(b)                                 the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)                                  the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)                                 the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register of Members or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

12.                               Transfer of Registered Shares

12.1                        An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

[Name of Company] (the “Company”)

FOR VALUE RECEIVED                       [amount] , I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address] , [number] shares of the Company.

DATED this [date]
Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

12.2                        Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone.  The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

12.3                        The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

12.4                        The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5                        Subject to any agreements binding on the Founder, the Company and the Shareholders, the Restated Shareholders Agreement (which includes certain transfer restrictions and co-sale rights) and subject to the rights of the Preferred Shares as set out in Schedule A hereto, shares are transferable, and the Company will only register transfers of shares that are made in accordance with such agreements (if any) and the Restated Shareholders Agreement and will not register transfers of shares that are not made in accordance therewith.

13.                               Transmission of Registered Shares

13.1                        In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares.  Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons.  Subject to the provisions of Section 39 of the Law, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

13.2                        Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

[Name of Company]  (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Member] to [number] share(s)  standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [date]
Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

13.3                        On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member.  Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

13.4                        Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

14.                               Listed Shares

Notwithstanding anything to the contrary in these Articles, shares that are listed or admitted to trading on an approved stock exchange may be evidenced and transferred in accordance with the rules and regulations of such exchange.

ALTERATION OF SHARE CAPITAL

15.                               Power to Alter Capital

15.1                        Subject to the Law and these Articles and in particular Articles 30.9 and 30.10, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:

(a)                                 increase its capital by such sum divided into shares of such amounts as the resolution shall prescribe or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient;

(b)                                 consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)                                  convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)                                 subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(e)                                  cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

15.2                        For the avoidance of doubt it is declared that paragraph 15.1(b), 15.1(c) and 15.1(d) do not apply if at any time the shares of the Company have no par value.

15.3                        Subject to the Law, the Company may from time to time by Special Resolution reduce its share capital.

16.                               Variation of Rights Attaching to Shares

Subject to Articles 4.2, 4.3, 4.4, 4.5 and 30.10, if, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of at least fifty percent (50%) of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class.  The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

17.                               Dividends

17.1                        Subject to the rights set out in these Articles and in particular Article 30.9, the Directors may, by Resolution of Directors and as approved by (a) Max Smart and (b) the Required Consenters, authorise a distribution by way of dividend at a time and of an amount they think fit.

17.2                        Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Board determines is no longer needed, or not in the same amount.  Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

17.3                        Where the Board determines that a dividend shall be paid wholly or partly by the distribution of specific assets, the Board may settle all questions concerning such distribution.  Without limiting the generality of the foregoing, the Board may fix the value of such specific assets and vest any such specific assets in trustees on such terms as the Board thinks fit.

17.4                        No unpaid dividend shall bear interest as against the Company. No dividend shall be paid on Treasury Shares.

17.5                        The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

17.6                        The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.  No unpaid distribution shall bear interest as against the Company.

17.7                        The Board may fix any date as the record date for determining the Members entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.

17.8                        Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Article 25 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

18.                               Power to Set Aside Profits

18.1                        The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.  Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company.  The Board may also, without placing the same to reserve, carry forward any profit which it decides not to distribute.

18.2                        Subject to any direction from the Company in general meeting, the Board may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account.

19.                               Method of Payment

19.1                        Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

19.2                        In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct.  If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

19.3                        The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

20.                               Capitalisation

20.1                        The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

20.2                        The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

21.                               Annual General Meetings

The Company may in each year hold a general meeting as its annual general meeting.  The annual general meeting of the Company may be held at such time and place as any Director shall appoint.

22.                               Extraordinary General Meetings

22.1                        General meetings other than annual general meetings shall be called extraordinary general meetings.

22.2                        Any Director may convene an extraordinary general meeting whenever in their judgment such a meeting is necessary.

23.                               Requisitioned General Meetings

23.1                        The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene an extraordinary general meeting.  To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the registered office.  The requisition may consist of several documents in like form each signed by one or more requisitionists.

23.2                        If the Board does not, within twenty-one days from the date of the requisition, duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition.  An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Board.

24.                               Notice

24.1                        At least seven days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat and all the Directors, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Members entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting, provided that, that the notice to the Directors is for information purposes only, and that failure to give notice of an annual general meeting to, or the non-receipt of a notice of an annual general meeting by, any Director shall not invalidate the proceedings at that meeting.

24.2                        At least seven days’ notice of an extraordinary general meeting shall be given to each Member entitled to attend and vote thereat and all the Directors, stating the date, time, place and the general nature of the business to be considered at the meeting, provided that, that the notice to the Directors is for information purposes only, and that failure to give notice of an extraordinary general meeting to, or the non-receipt of a notice of an extraordinary general meeting by, any Director shall not invalidate the proceedings at that meeting.

24.3                        The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of despatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

24.4                        A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by ninety percent of the Members entitled to attend and vote thereat. For this purpose, the presence of a Member at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

24.5                        The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

25.                               Giving Notice and Access

25.1                        A notice may be given by the Company to a Member:

(a)           by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)                                 by sending it by post to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)                                  by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)                                 by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)                                  by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website), such notification being given by any of the methods set out in paragraphs (a) through (d) hereof, in which case the notice shall be deemed to have been served at the time when the instructions for access and the posting on the website are complete.

25.2                        Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

25.3                        In proving service under paragraphs 25.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

26.                               Postponement of General Meeting

The Board may postpone any general meeting called in accordance with these Articles provided that notice of postponement is given to the Members before the time for such meeting.  Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with these Articles.

27.                               Electronic Participation in Meetings

Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

28.                               Quorum at General Meetings

28.1                        A meeting of Shareholders is duly constituted if, at the commencement of the meeting and throughout the meeting, there are present in person or by proxy one representative from Max Smart and each of the holders of (i) at least fifty percent (50%) of the Series A Preferred Shares, (ii) at least fifty percent (50%) of the Series B Preferred Shares, (iii) at least fifty percent (50%) of the Series C Preferred Shares, and (iv) at least fifty percent (50%) of the Tiger Shares, who shall constitute a quorum.

28.2                        If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next Business Day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

29.                               Chairman to Preside

At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting.  If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman.  If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

30.                               Voting on Resolutions

30.1                        Subject to the Law and these Articles and in particular Articles 30.9 and 30.10, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes of Shares entitled to vote thereon which were present at the meeting and were voted in accordance with these Articles and in the case of an equality of votes the resolution shall fail.

30.2                        No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

30.3                        At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

30.4                        At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

30.5                        At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting.  If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution in accordance with Article 31.  If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken.  If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

30.6                        Subject to the specific provisions contained in these Articles for the appointment of representatives of Persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the Person is constituted or derives its existence.  In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

30.7                        Any Person other than an individual which is a Shareholder may by resolution of its Directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Person which he represents as that Person could exercise if it were an individual.

30.8                        The chairman of any meeting at which a vote is cast by proxy or on behalf of any Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven (7) days of being so requested or the votes cast by such proxy or on behalf of such Person shall be disregarded.

30.9                        Shareholder Consent Regarding Group Companies.  In addition to such other limitations as may be provided in these Articles and the Restated Shareholders Agreement, the following acts shall require the prior written approval of (i) Max Smart and (ii) the Required Consenters, and in the event that any such matter set forth below is by applicable laws required to be determined by Shareholders of the Company, the consent of Max Smart, the holders of Preferred Shares and the holders of the Tiger Shares, the Gaoling Ordinary Shares, the DST Global Shares, the Sequoia Shares, the Kingdom Shares and the Tencent Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of the requisite shareholders of the Company or written resolution with the signatures of the requisite shareholders of the Company as set forth in the foregoing provisions in this Article 30.9 (as used in this Article 30.9, the term “Group Companies” or “Group Company”, to the extent applicable, includes the Company, the PRC Subsidiaries and the PRC Affiliates):

(a)                                 any action by the Company to authorize, create or issue shares of any class or series of the Company having preferences superior to or on a parity with the Preferred Shares;

(b)                                 except for the establishment of the Compensation Committee and Audit Committee in accordance with Article 47A.6, the establishment of any board committee and the delegation of any authority of the Board and the board of directors of the PRC Affiliates;

(c)                                  issuance of any new equity securities by the Company or any instruments that are convertible into equity securities of the Company, excluding (i) any issuance of the Preferred Shares or Ordinary Shares or warrants (and shares issuable upon the exercise of such warrant) under the Preferred Shares Purchase Agreements, (ii) any issuance of Ordinary Shares upon conversion of the Preferred Shares, and (iii) any issuance of Ordinary Shares (or options or warrants therefor) under employee equity incentive plans duly adopted by the Company, and (iv) any issuance of equity securities of the Company in connection with any Qualified IPO (excluding for avoidance of doubt any issuance of equity securities of the Company pursuant to the Tencent IPO Subscription Agreement (as defined in the Restated Shareholders Agreement));

(d)                                 any repurchase or redemption of any equity securities of the Company other than in connection with the conversion of the equity securities of the Company or pursuant to the redemption right of the holder(s) of Preferred Shares as provided in these Articles or contractual rights to repurchase Ordinary Shares from the employees, directors or consultants of the Company;

(e)                                  an initial public offering of any Group Company;

(f)                                   the declaration and/or payment of any and all dividends on any securities of any Group Company;

(g)                                  the repurchase by any Group Company (other than the Company) of any outstanding securities and any other reduction of capital of any Group Company (other than the Company);

(h)                                 any Sale Transaction or any transaction or series or related transactions as a result of which any “person” or “group” (as defined under Section 13(d) of the Exchange Act), other than the Founder, Max Smart or any of their Affiliates, acquires control of the Company; for the purposes of this clause

(viii) “control” means the acquisition of more than 50% of the voting rights attaching to the issued share capital having the right to appoint and/or remove all or the majority of the members of the Company’s Board of Directors, whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of voting rights, contract or otherwise;

(i)                                     any change in the number of directors of the Company, the PRC Affiliates and Jingdong Century;

(j)                                    any filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager, or the winding up, liquidation, bankruptcy or insolvency of any Group Company; and

(k)                                 the adoption of, or amendment to, any employee equity incentive plan of any Group Company (except for the allocation of any shares of the ESOP Shares (as defined in the Restated Shareholders Agreement) and the Ordinary Shares held by any individual shareholder set forth in Exhibit B of the Restated Shareholders Agreement to be transferred to Fortune Rising Holding Limited).

30.10                 Shareholder Consent Regarding the Company.  In addition to any other vote or consent required elsewhere in these Articles and the Restated Shareholders Agreement, the acts set forth in clauses (a), (b) and (c) below shall require the prior written approval of (i) Max Smart and (ii) each of the following shareholders: (A) the holders holding at least fifty percent (50%) of the Series A Preferred Shares then outstanding, (B) the holders holding at least fifty percent (50%) of the Series B Preferred Shares then outstanding, (C) the holders holding at least fifty percent (50%) of the Series C Preferred Shares then outstanding, (D) the holders holding at least fifty percent (50%) of the Tiger Shares then outstanding, (E) the holders holding at least fifty percent (50%) of the DST Global Shares then outstanding, (F) the holders of at least fifty percent (50%) of the Sequoia Shares then outstanding, (G) the holders of at least fifty percent (50%) of the Classroom Shares then outstanding, (H) the holders of at least fifty percent (50%) of the Kingdom Shares then outstanding and (I) the holders holding at least fifty percent (50%) of the Tencent Shares then outstanding,, and the acts set forth in clause (d) below shall require the prior written approval of Max Smart and the holders holding at least fifty percent (50%) of the Gaoling Ordinary Shares; and in each case, in the event that any such matter set forth below is by applicable laws required to be determined by Shareholders of the Company, the consent of Max Smart, the holders of Preferred Shares and the holders of Tiger Shares, DST Global Shares, Sequoia Shares, Gaoling Ordinary Shares, Kingdom Shares and Tencent Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of the requisite shareholders of the Company or by way of a written resolution with the signatures of the requisite shareholders of the Company as set forth in the foregoing provisions of this Article 30.10:

(a)                                 any amendment to the Memorandum and these Articles that would (A) result in an adverse change to the rights, preferences and privileges of the Preferred Shares or (B) adversely impact Tiger’s, any DST Global Party’s, any Sequoia Party’s, Classroom’s, any Kingdom Party’s, any Tencent’s or Max Smart’s position as a holder of Ordinary Shares economically or otherwise (including without limitation, any creation or increase in the authorized number of a security that is senior to the Ordinary Shares or other similar amendment) (for the avoidance of doubt, this subclause (a) shall not include the approval and adoption of the Company’s memorandum of association and articles of association which will take effect immediately prior to the completion of the Company’s initial public offering, to which all parties to the Restated Shareholders Agreement have agreed as of the date hereof);

(b)                                 any action by the Company to reclassify any outstanding shares (A) into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Preferred Shares or (B) the result of which, the holders of Ordinary Shares could potentially receive less than it would have received under the then current memorandum of association and articles of association in the event of (1) a dividend, (2) a liquidation, dissolution or winding up, or (3) any Sale Transaction (for the avoidance of doubt, this subclause (b) shall not include the approval and adoption of the Company’s memorandum of association and articles of association that will take effect immediately prior to the completion of the Company’s initial public offering, to which all the parties to the Restated Shareholders Agreement have agreed as of the date hereof);

(c)                                  any adverse change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares; and

(d)                                 any amendment to the Memorandum and these Articles that would adversely impact Gaoling’s position as a holder of Ordinary Shares economically or otherwise (including without limitation, any creation or increase in the authorized number of a security that is senior to the Ordinary Shares or other similar amendment) (for the avoidance of doubt, this subclause (d) shall not include the approval and adoption of the Company’s memorandum of association and articles of association that will take effect immediately prior to the completion of the Company’s initial public offering, to which all the parties to the Restated Shareholders Agreement have agreed as of the date hereof).

30.11                 Acts of the PRC Affiliates.  Without limitation of the foregoing and subject to applicable PRC laws and regulations, the following acts by the PRC Affiliates shall in each case require the prior written approval of (i) Max Smart and (ii) the Required Consenters, and in the event that any such matter set forth below is by applicable laws required to be determined by Shareholders of the Company, the consent of Max Smart, the holder(s) of the Preferred Shares and holders of Tiger Shares, Gaoling Ordinary Shares, DST Global Shares, Sequoia Shares and Kingdom Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of the requisite shareholders of the Company or by way of a written resolution with the signatures of the requisite shareholders of the Company as set forth in the foregoing provisions in this Article 30.11:

(a)                                 any amendment to the articles of association of any of the PRC Affiliates;

(b)                                 the liquidation, termination or dissolution of any of the PRC Affiliates;

(c)                                  any increase or reduction of the registered capital of the PRC Affiliates or transfer of any equity interest in any of the PRC Affiliates to any person other than the shareholders of the PRC Affiliates as of the date of these Articles (except for those contemplated in the business plan duly approved by the Board);

(d)                                 the sale, lease, transfer or other disposition of all or substantially all of the assets of any of the PRC Affiliates or any merger or consolidation of any of the PRC Affiliates with or into any other business entity (other than to another Group Company); and

(e)                                  any issuance of equity securities or equity-like securities of any PRC Affiliate.

31.                               Power to Demand a Vote on a Poll

31.1                        Notwithstanding the foregoing, a poll may be demanded by the chairman of the meeting.

31.2                        Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.  A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

31.3                        A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman of the meeting may direct.  Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

31.4                        Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy.  Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman of the meeting shall direct.  At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose and the result of the poll shall be declared by the chairman of the meeting.

32.                               Voting by Joint Holders of Shares

In the case of joint holders, the following applies:

(a)                                 if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)                                 if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)                                  if two or more of the joint owners are present in person or by proxy they must vote as one.

33.                               Instrument of Proxy

33.1                        An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy

[Name of Company] (the “Company”)

I/We, [insert names here] , being a Member of the Company with [number]  shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment thereof.  [Any restrictions on voting to be inserted here].

Signed this [date]

Member(s)

33.2                        The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman of the meeting, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman of the meeting, by a duly authorised officer or attorney.

33.3                        A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

33.4                        The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

34.                               Representation of Corporate Member

34.1                        A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

34.2                        Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

35.                              Adjournment of General Meeting

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat, in accordance with these Articles.

36.                               Written Resolutions

36.1                        Subject to these Articles, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class or series of the Members may be done without a meeting by written resolution in accordance with this Article.

36.2                        A written resolution is passed when it is signed by (or in the case of a Member that is a corporation, on behalf of) all the Members, or all the Members of the relevant class thereof, entitled to vote thereon and may be signed in as many counterparts as may be necessary.

36.3                        A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class or series of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

36.4                        A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

36.5                        For the purposes of this Article, the date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

37.                               Directors Attendance at General Meetings

Directors may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

DIRECTORS AND OFFICERS

38.                               Election of Directors

38.1                        The Directors shall be elected by the respective holder(s) of Ordinary Shares or the holder(s) of Preferred Shares in accordance with this Article 38.1:

(a)                                 So long as Tiger holds in aggregate more than 75,000,000 Tiger Shares (as adjusted for any share dividends, consolidation, combinations, reclassifications or splits with respect to such shares and the like), it shall be entitled to nominate and remove one (1) Director (a “Tiger Director”), and appoint any person to fill any vacancy of the position of such Director caused by the resignation, death or renewal of such Director.

(b)                                 So long as Best Alliance holds more than 75,000,000 Series A Preferred Shares (as adjusted for any share dividends, consolidation, combinations, reclassifications or splits with respect to such shares and the like), it shall be entitled to nominate and remove one (1) Director (a “Series A Director”), and appoint any person to fill any vacancy of the position of such Director caused by the resignation, death or renewal of such Director.

(c)                                  So long as Strong Desire holds at least 53,640,484 Series B Preferred Shares (as adjusted for any share dividends, consolidation, combinations, reclassifications or splits with respect to such shares and the like), it shall be entitled to nominate and remove one (1) Director (a “Series B Director”), and appoint any person to fill any vacancy of the position of such Director caused by the resignation, death of such Director.

(d)                                 So long as Gaoling holds in aggregate more than 75,000,000 Series C Preferred Shares and Gaoling Ordinary Shares taken as a whole (as adjusted for any share dividends, consolidation, combinations, reclassifications or splits with respect to such shares and the like), it shall be entitled to nominate and remove one (1) Director (a “Series C Director”), and appoint any person to fill any vacancy of the position of such Director caused by the resignation, death or renewal of such Director.

(e)                                  So long as Tencent holds in aggregate at least 80% of the Tencent Shares acquired pursuant to the Tencent Share Purchase Agreement (as defined in the Restated Shareholders Agreement) (as adjusted for any share dividends, combinations, reclassifications or splits with respect to such shares and the like), Tencent shall be entitled to appoint, remove and replace, from time to time, one (1) director (the “Tencent Director”); provided, that, (1) the initial Tencent Director shall be Mr. LAU Chiping Martin and (2) any successor Tencent Director shall hold a position within Tencent’s listed parent that is similar or higher than that held by Mr. LAU Chiping Martin as of the date hereof unless the Company otherwise consents in writing.

(f)                                   Max Smart shall be entitled to nominate and remove all the remaining directors of the Company, in any event no less than six (6) directors (the “Max Smart Directors”), one of which shall be the Chairman of the Board, and appoint any person to fill any vacancy of the position(s) of such Director(s) caused by the resignation, death or renewal of such Director(s).

38.2                        Each of the Investor Directors shall have one vote.  The Max Smart Directors shall in total have six (6) votes, and if Max Smart appoints less than six (6) Max Smart Directors, each such appointed Max Smart Director shall have one (1) vote; provided, however, that in the case of the Founder being one of the Max Smart Directors, he shall have a number of votes that is equal to (i) six (6) minus (ii) the number of the other Max Smart Directors (if any) that are actually appointed by Max Smart.

38.3                        Each of the Shareholders shall vote all of his, her or its shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) each Director appointed pursuant to Article 38.1 may be elected to the Board; (ii) no director elected pursuant to Article 38.1 may be removed from office unless the person(s) or entity(ies) originally entitled to designate or approve such director or occupy such Board seat pursuant to Article  38.1 is no longer so entitled to designate or approve such director or occupy such Board seat; and (iii) any vacancies created by the resignation, removal or death of a director elected pursuant to Article  38.1 shall be filled pursuant to the provisions of Article  38.1, and shall execute any written consents required to effectuate the obligations of this Article  38.3, and the Company shall, at the request of any Shareholder entitled to designate directors pursuant to Article 38.1, call a meeting or a class meeting of Shareholders for the purpose of electing directors.

38.4                        Notwithstanding anything to the contrary, Max Smart shall be entitled to appoint, and each of the holders of Ordinary Shares and Preferred Shares shall ensure that their respective designated Directors vote in favour of, the Founder to serve as the CEO, until the earlier to occur of (i) the closing of a Qualified IPO, (ii) he is removed earlier for Cause, and (iii) his resignation or retirement.  For purposes of this Article  38.4, “Cause” means, with respect to a person, (i) gross neglect or failure to perform the duties and responsibilities of such person’s office resulting in material harm to the Group Companies, taken as a whole, (ii) failure or refusal to comply in any material respect with material and lawful policies and directives of the Company resulting in material harm to the Group Companies, taken as a whole, (iii) material breach of any statutory duty or any other obligation that such person owes to the Group Companies resulting in material harm to the Group Companies, taken as a whole, (iv) commission of an act of fraud, theft or embezzlement against the Group Companies or involving their material properties or assets, or (v) conviction of any felony or crime of moral turpitude, provided, however, that with respect to any occurrence of any of (i), (ii) or (iii), such person shall have been given not less than 60 days’ written notice by the Board of Directors of the Company of the Board’s determination (such determination being made independent of such person, if such person is a Board member) that such event had occurred, and such person shall have until the end of such 60-day period following receipt of such notice to rectify or cure such occurrence if such occurrence is curable before any action premised upon a determination of Cause can be taken.

38.5                        A Director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice.  A Director shall resign forthwith as a Director if he is, or becomes, disqualified from acting as a Director under the Law.

38.6                        Subject to Article 38, the Directors may at any time appoint any person to be a Director either to fill a vacancy or as an addition to the existing Directors.  Where the Directors appoint a person as Director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office.

38.7                        A vacancy in relation to Directors occurs if a Director dies or otherwise ceases to hold office prior to the expiration of his term of office.

38.8                        Where the Company only has one Shareholder who is an individual and that Shareholder is also the sole Director, the sole Shareholder/Director may, by instrument in writing, nominate a person who is not disqualified from being a Director as a reserve Director to act in the place of the sole Director in the event of his death.

38.9                        The nomination of a person as a reserve Director ceases to have effect if:

(a)                                 before the death of the sole Shareholder/Director who nominated him,

(i)                                     he resigns as reserve Director, or

(ii)                                  the sole Shareholder/Director revokes the nomination in writing; or

(b)                                 the sole Shareholder/Director who nominated him ceases to be the sole Shareholder/Director for any reason other than his death.

38.10                 A Director is not required to hold a Share as a qualification to office.

39.                               Number of Directors

The Board shall consist of no more than eleven (11) members, which number of members shall not be changed except pursuant to an amendment to the Memorandum and these Articles.

40.                               Term of Office of Directors

Each Director shall hold office until the expiration of his term as provided in any written agreement relating to the Director’s term, if any, and until his successor shall have been elected or appointed

41.                               Alternate Directors

41.1                        Subject to Article 38.1, at any general meeting, the Members may elect a person or persons to act as a Director in the alternative to any one or more Directors or may authorise the Board to appoint such Alternate Directors.

41.2                        Unless the Members otherwise resolve, any Director may appoint a person or persons to act as a Director in the alternative to himself by notice deposited with the Secretary.

41.3                        Any person elected or appointed pursuant to this Article shall have all the rights and powers of the Director or Directors for whom such person is elected or appointed in the alternative, provided that such person shall not be counted more than once in determining whether or not a quorum is present for a board meeting at which the Director appointing him is not present.

41.4                        An Alternate Director shall be entitled to receive notice of all Board meetings and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

41.5                        An Alternate Director’s office shall terminate:

(a)                                 in the case of an alternate elected by the Members:

(i)                                     on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to the Director for whom he was elected to act, would result in the termination of that Director; or

(ii)                                  if the Director for whom he was elected in the alternative ceases for any reason to be a Director, provided that the alternate removed in these circumstances may be re-appointed by the Board as an alternate to the person appointed to fill the vacancy; and

(b)                                 in the case of an alternate appointed by a Director:

(i)                                     on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to his appointor, would result in the termination of the appointor’s directorship; or

(ii)                                  when the Alternate Director’s appointor revokes the appointment by notice to the Company in writing specifying when the appointment is to terminate; or

(iii)                               if the Alternate Director’s appointor ceases for any reason to be a Director.

41.6                        If an Alternate Director is himself a Director or attends a Board meeting as the Alternate Director of more than one Director, his voting rights shall be cumulative.

41.7                        Unless the Board determines otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Board on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to Board meetings.

41.8                        Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

42.                               Removal of Directors

A Director may be removed from office, with or without cause, by the Shareholders who elected such Director and such Shareholder may also replace any Director so removed in a manner referred to in Article 38.1.

43.                               Vacancy in the Office of Director

The office of Director shall be vacated if the Director:

(a)                                 is removed from office pursuant to these Articles;

(b)                                 dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)                                  is or becomes of unsound mind or an order for his detention is made under the Mental Health Law of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands, or dies; or

(d)                                 resigns his office by notice to the Company.

44.                               Remuneration of Directors

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting, be determined by the Board as it may from time to time determine and shall be deemed to accrue from day to day.  The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from Board meetings, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.

45.                               Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

46.                               Directors to Manage Business

The business of the Company shall be managed and conducted by the Board.  In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Law or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles and in particular Articles 4.2, 4.3, 4.4, 30.9, 30.10, 30.11, 63A and 63B and the provisions of the Law.

47.                               Powers of the Board of Directors

The Board may:

(a)                                 appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)                                 exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)                                  appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)                                 appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)                                  by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)                                   procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)                                  delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them.  Subject to any directions or regulations made by the Board for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

(h)                                 delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)                                     present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)                                    in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)                                 authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

47A                         Committees

47A.1               The Directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

47A.2               The Directors have no power to delegate to a committee of Directors any of the following powers:

(a)                                 to amend the Memorandum or these Articles;

(b)                                 to designate committees of Directors;

(c)                                  to delegate powers to a committee of Directors;

(d)                                 to appoint or remove Directors;

(e)                                  to appoint or remove an agent;

(f)                                   to approve a Sale Transaction or plan of merger, consolidation or arrangement;

(g)                                  to make a declaration of solvency or to approve a liquidation plan; or

(h)                                 to make a determination that immediately after a proposed distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

47A.3               Articles 47A.1 and 47.A2 do not prevent a committee of Directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

47A.4               The meetings and proceedings of each committee of Directors consisting of three (3) or more Directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

47A.5               Where the Directors delegate their powers to a committee of Directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on Directors under the Law.

47A.6               The Company shall set up a compensation committee (the “Compensation Committee”), and an audit committee (the “Audit Committee”) (collectively, the “Committees”) at the time determined by the Board of Directors, each with seven (7) members, including one (1) Tiger Director, one (1) Series C Director and four (4) members nominated by Max Smart.  The Compensation Committee shall be responsible for evaluating and recommending to the Board of Director for action all matters related to the Company’s annual compensation and/or bonus plan, share option plan, and employee related compensation matters.  The Audit Committee shall be responsible for internal audit and nomination of auditors for the Company.  Any recommendation to be made to the Board of Director shall require the approval by the majority of the members of the relevant Committee(s).  Meetings of the Committees shall be held at least every three (3) months.

47A.7               The power to establish committees in accordance with Article 47A is subject to these Articles.

48.                               Register of Directors and Officers

48.1                        The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:

(a)                                 first name and surname; and

(b)                                 address.

48.2                        The Board shall, within the period of thirty days from the occurrence of:

(a)                                 any change among its Directors and Officers; or

(b)                                 any change in the particulars contained in the Register of Directors and Officers,

cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

49.                               Officers

The Officers shall consist of a Chairman of the Board of Directors, a CEO and one or more vice-presidents, secretaries and treasurers and such other officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

50.                               Appointment of Officers

The Officers shall be appointed by the Board from time to time.

51.                               Duties of Officers

The Officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors.  In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of Directors and Shareholders, the CEO to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the CEO but otherwise to perform such duties as may be delegated to them by the CEO, the secretaries to maintain the register of members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

52.                               Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

53.                               Conflicts of Interest

53.1                        Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties.  Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

53.2                        A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest.

53.3                        An Interested Director who has complied with the requirements of the foregoing Article may:

(a)                                 vote in respect of such contract or proposed contract; and/or

(b)                                 be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on,

and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.

54.                               Indemnification and Exculpation of Directors and Officers

54.1                        The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in relation to any of the affairs of the Company or any subsidiary thereof, and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly) and their heirs, executors, administrators and personal representatives (each an “indemnified party”) shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any monies or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any monies of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties.  Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

54.2                        The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

MEETINGS OF THE BOARD OF DIRECTORS

55.                               Board Meetings

The Company shall hold a meeting of the Board of Directors at least once every three (3) months.  Subject thereto, the Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.  A resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

56.                               Notice of Board Meetings

56.1                        A Director may, and the Secretary on the requisition of a Director shall, at any time summon a Board meeting by giving to all Directors not less than three (3) days’ notice of meetings of Directors.  Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such

Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

56.2                        A meeting of Directors held without three (3) days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director.  The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

57.                               Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

58.                               Representation of Director

58.1                        A Director which is a corporation may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Director, and that Director shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

58.2                        Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at Board meetings on behalf of a corporation which is a Director.

58.3                        A Director who is not present at a Board meeting, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Members shall apply equally to the appointment of proxies by Directors.

59.                               Quorum at Board Meetings

59.1                        A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than four (4) Directors, but a quorum must in all cases include the Founder or its alternate, and two Investor Directors in person or by alternate.  If at a meeting the quorum required is not present within two hours from the time appointed for the meeting, such meeting shall be adjourned and re-convene at the same place and with the same agenda seven (7) calendar days following the date of the original meeting, and the Directors who attend such re-convened meeting shall be deemed to form the quorum; provided that such quorum shall in all cases include the Founder or its alternate.  For the purposes of this Article 59.1, an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

59.2                        If the Company has only one Director the provisions herein contained for meetings of Directors do not apply and such sole Director has full power to represent and act for the Company in all matters as are not by the Law, the Memorandum or these Articles required to be exercised by the Shareholders.  In lieu of minutes of a meeting the sole Director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors.  Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

60.                               Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number.

61.                               Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, shall act as chairman at all Board meetings at which such person is present.  In his absence a chairman of the meeting shall be appointed or elected by the Directors present at the meeting.

62.                               Written Resolutions

62.1                        Anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by written resolution in accordance with this Article.  For the purposes of this Article only, “the Directors” shall not include an Alternate Director.

62.2                        A written resolution may be signed by (or in the case of a Director that is a corporation, on behalf of) a majority of all the Directors in as many counterparts as may be necessary.

62.3                        A written resolution made in accordance with this Article is as valid as if it had been passed by the Directors in a directors’ meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

62.4                        A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

62.5                        For the purposes of this Article, the date of the resolution is the date when the resolution is signed by (or in the case of a Director that is a corporation, on behalf of) the last Director to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

63.                               Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

63A                         Board Consent of Majority of Directors

In addition to any other vote or consent required elsewhere in these Articles and the Restated Shareholders Agreement, none of the Group Companies shall, and the Founder shall cause the Group Companies (as used in this Article  63A, the term “Group Companies” or “Group Company”, to the extent applicable, includes the Company, the PRC Subsidiaries and the PRC Affiliates) not to, take any of the following actions without the prior written approval of at least a majority of the directors of the Company:

(a)                                 any expenditure, any purchase and disposal of assets and businesses, or any purchase and disposal of assets and businesses worth, in the aggregate,

more than thirty million Renminbi (RMB30,000,000) per transaction or in the aggregate per month, by the Group Companies (taken as a whole);

(b)                                 other than in the ordinary business, any business transactions of any Group Companies (taken as a whole) exceeding the amount of three million Renminbi (RMB3,000,000) or out of scope of principal business.  For the avoidance of doubt, the purchase or sale of digital products or other merchandise shall be deemed in the Group Company’s ordinary business;

(c)                                  any capital commitment of any Group Companies (taken as a whole) exceeding the amount of thirty million Renminbi (RMB30,000,000) in a period of twelve (12) months;

(d)                                 provision of loans by any Group Company to any other person (including employees of any Group Company) in an aggregate amount of more than ten million Renminbi (RMB10,000,000);

(e)                                  adoption or change of the treasury policy, any material accounting policy or the fiscal year of any Group Company;

(f)                                   establishment of any subsidiary or affiliates (excluding any non-legal person branch) and the signing of any shareholders agreement or joint venture agreement by any Group Company;

(g)                                  any purchase or lease by any Group Company of any real estate properties not in the ordinary course of business; or

(h)                                 any purchase by any Group Company of equity securities of, or any securities convertible into equity securities of, any other company.

63B                         Board Consent of Certain Directors

In addition to any other vote or consent required elsewhere in these Articles and the Restated Shareholders Agreement, none of the Group Companies shall, and the Founder shall cause the Group Companies not to, take any of the following actions without the prior written approval of at least a majority of the directors of the Company, which shall include at least two (2) out of the Non-Management Directors:

(a)                                 any material amendment to articles of association of Jingdong Century and Shanghai Shengadayuan;

(b)                                 subject to Article 38.4, appointment and removal of the CEO and CFO of the Company;

(c)                                  incurrence of debt or assumption of any financial obligation or issue, assumption, provision of guarantee or creation of any liability for borrowed money of any Group Company exceeding the amount of thirty million Renminbi (RMB30,000,000) per transaction or in the aggregate in a period of 12 months;

(d)                                 appointment or change of the auditors;

(e)                                  any increase in compensation of any of the CEO and CFO of the Company by more than twenty-five percent (25%) in a twelve (12) month period or any change in the terms of employment of such employees;

(f)                                   any adoption or change in the business plan or scope of principal business of any Group Company;

(g)                                  any agreement, undertaking or other arrangement between or involving, on the one hand, the Founder, any Affiliate of the Founder or any officer, director, “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any Group Company, and on the other hand, any Group Company, which shall be deemed a related person transaction under the Securities Act; provided that any agreement, undertaking or other arrangement between any Group Company and any entity that is 100% owned by or any entity whose economic interests inure to the sole benefit through contractual means to a Group Company shall be excluded;

(h)                                 approval of the annual budget of the Group Companies;

(i)                                     any transfer, sale or grant of license in any of the Group Companies’ intellectual property or other proprietary rights other than in the ordinary course of business, provided that any grant of exclusive license shall be deemed to be not in the ordinary course of business;

(j)                                    any entering into, restatement or amendment to or termination of agreements between any PRC Affiliate or any other PRC entity, on the one hand, and any of the PRC Subsidiaries, on the other hand, that provide contractual control to such PRC Subsidiary over such PRC Affiliate or such other PRC entity and, therefore enables the Company to consolidate the financial statements of such PRC Affiliates or such other PRC entity with those of the Company and to record on the books of the Company for financial reporting purposes;

(k)                                 grant of options, restricted shares or any other share incentives to employees or other individuals under the 2013 share incentive plan beyond the Additional ESOP Shares (as defined in the Restated Shareholders Agreement);

(l)                                     any increase of the authorized/registered capital of any Group Company other than the Company or transfer of any equity interest in any Group Company other than the Company (except for those contemplated in the business plan duly approved by the Board); and

(m)                             any redomicile or continuation of the Company to other jurisdictions.

CORPORATE RECORDS

64.                               Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)                                 of all elections and appointments of Officers;

(b)                                 of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)                                  of all resolutions and proceedings of general meetings of the Members, Board meetings, meetings of managers and meetings of committees appointed by the Board.

65.                               Register of Mortgages and Charges

65.1                        The Board shall cause to be kept the Register of Mortgages and Charges required by the Law.

65.2                        The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the registered office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

66.                               Form and Use of Seal

66.1                        The Company may adopt a seal, which shall bear the name of the Company in legible characters, and which may, at the discretion of the Board, be followed with or preceded by its dual foreign name or translated name (if any), in such form as the Board may determine.  The Board may adopt one or more duplicate seals for use in or outside Cayman and, if the Board thinks fit, a duplicate Seal may bear on its face the name of the country, territory, district or place where it is to be issued.

66.2                        The Seal (if any) shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that behalf and, until otherwise determined by the Board, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Board or the committee of the Board.

66.3                        Notwithstanding the foregoing, the Seal (if any) may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

ACCOUNTS

67.                               Books of Account

67.1                        The Board shall cause to be kept proper books of account including, where applicable, material underlying documentation including contracts and invoices, and with respect to:-

(a)                                 all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)                                 all sales and purchases of goods by the Company; and

(c)                                  all assets and liabilities of the Company.

67.2                        Such books of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

67.3                        Such books of account shall be retained for a minimum period of five years from the date on which they are prepared.

67.4                        No Member (not being a Director) shall have any right of inspecting any account or book or document of the Company.

68.                               Financial Year End

The financial year end of the Company shall be 31st December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

AUDITS

69.                               Audit

Nothing in these Articles shall be construed as making it obligatory to appoint Auditors.

70.                               Appointment of Auditors

70.1                        The Company may in general meeting appoint Auditors to hold office for such period as the Members may determine.

70.2                        Whenever there are no Auditors appointed as aforesaid the Board may appoint Auditors to hold office for such period as the Board may determine or earlier removal from office by the Company in general meeting.

70.3                        The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

71.                               Remuneration of Auditors

71.1                        The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting.

71.2                        The remuneration of an Auditor appointed by the Board in accordance with these Articles shall be fixed by the Board.

72.                               Duties of Auditor

The Auditor shall make a report to the Members on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Members, pursuant to this Article during the Auditor’s tenure of office.

73.                               Access to Records

73.1                        The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Members.

73.2                        The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

VOLUNTARY WINDING-UP AND DISSOLUTION

74.                               Winding-Up

74.1                        The Company may be voluntarily wound-up by a Special Resolution.

74.2                        If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members.  The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

75.                               Changes to Memorandum and Articles

Subject to Articles 4, 16, 30.9, 30.10, and 30.11, the Company may only amend the Memorandum or these Articles by a Special Resolution with the affirmative vote of Max Smart and by a resolution passed by the Required Consenters; provided, that the terms or observance of any right or obligation owed to a particular party, may be amended or waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of, (i) if owed to the Group Companies, only by the Company; (ii) if owed to the holders of Preferred Shares, by persons or entities holding (A) more than fifty percent (50%) of the Series A Preferred Shares, and (B) more than fifty percent (50%) of the Series B Preferred Shares, and (C) more than fifty percent (50%) of the Series C Preferred Shares, and their permitted assigns; (iii) if owed to the holder(s) of Tiger Shares, by the holder(s) of more than fifty percent (50%) of the Tiger Shares; (iv) if owed to the holder(s) of Gaoling Ordinary Shares, if any, by the holder(s) of more than fifty percent (50%) of the Gaoling Ordinary Shares; (v) if owed to the holder(s) of DST Global Shares, by the holder(s) of more than fifty percent (50%) of the DST Global Shares; (vi) if owed to the holder(s) of Sequoia Shares, by the holder(s) of more than fifty percent (50%) of the Sequoia Shares; (vii) if owed to the holder(s) of Classroom Shares, by the holder(s) of more than fifty percent (50%) of the Classroom Shares; (viii) if owed to the holder(s) of Kingdom Shares, by the holder(s) of more than fifty percent (50%) of the Kingdom Shares; (ix) for so long as the holders of China Life Shares collectively own at least 25,247,161 of the China Life Shares (as adjusted for any share dividends, combinations, reclassifications or splits with respect to such shares and the like), if owed to the holders of the China Life Shares, by the holder(s) of more than fifty percent (50%) of the China Life Shares, (x) for so long as the holders of the Tencent Shares collectively own at least 75,000,000 Tencent Shares (as adjusted for any share dividends, combinations, reclassifications or splits with respect to such shares and the like), if owed to the holders of Tencent Shares, by the holder(s) of more than fifty percent (50%) of the Tencent Shares; and (iv) if owed to the holders of Ordinary

Shares other than the holders of Tiger Shares, Gaoling Ordinary Shares, DST Global Shares, Sequoia Shares, Classroom Shares, Kingdom Shares, China Life Shares or Tencent Shares (if any), by persons or entities holding a majority of the Ordinary Shares and their assigns; or (ix) if owed to the Founder, by the Founder.

76.                               Inconsistency with the Memorandum of Association

To the extent there is any inconsistency between the Restated Shareholders Agreement and the Memorandum or these Articles, the Shareholders intend for the Restated Shareholders Agreement to prevail and will make such amendments to the Memorandum and these Articles pursuant to Article 75 as are necessary to eliminate any such inconsistency.

77.                               Discontinuance

The Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Law.

SCHEDULE A

(A)                               Subject to the provisions of the rights attaching to the Preferred Shares in this Schedule A and the Articles, each Ordinary Share in the Company confers on the holders:

(a)                                 the right to one vote at a meeting of the Shareholders of the Company or on any resolution of the Shareholders of the Company;

(b)                                 the right to an equal share in any dividend paid by the Company in accordance with the Law; and

(c)                                  the right to an equal share in the distribution of the surplus assets of the Company.

(B)                               The holders of Preferred Shares shall, in addition to any other rights conferred on them under the Articles have the following rights:

1.                                      Dividends.

(a)                                 Subject to the provisions of the Law, the Articles (including but not limited to the other requirements of this Schedule A), no dividends (other than those payable solely in the form of Ordinary Shares to all the Shareholders) shall be declared or paid on the Ordinary Shares or any future series of Preferred Shares, unless and until a dividend in like amount is declared and paid on each outstanding Preferred Share (on an as-if-converted basis).

(b)                                 The holders of Preferred Shares shall be entitled to receive on a pari passu basis, when, as and if declared at the sole discretion of the Board, but only out of funds that are legally available therefor, cash dividends at the rate or in the amount as the Board considers appropriate.

(c)                                  No dividend shall be paid out unless approved by (i) Max Smart and (ii) the Required Consenters.

(d)                                 This Section1 shall terminate upon a Series C Qualified IPO.

2.                                      Liquidation Preference.

(a)                                 Subject to Section 2(b) below, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the

Series C Preferred Shares shall have the right (the “Liquidation Preference Right”) to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series C Preferred Share equal to one hundred (100%) of the Series C Preferred Share Issue Price (for the purpose of this Section 2, the Series C Preferred Share Issue Price with respect to each Series C Preferred Share shall initially be US$0.774245 and shall be proportionally adjusted for share dividends, splits, consolidation, combinations, recapitalizations or similar events and are otherwise provided herein)), plus all declared but unpaid dividends thereon (including the Series C Preferred Share Issue Price, the “Series C Preferred Share Preference Amount”).  However, the abovementioned Liquidation Preference Right shall be terminated immediately with respect to a holder of Series C Preferred Shares after such holder has fully recouped its initial investment amount (being the Series C Preferred Share Issue Price multiplied by the applicable aggregate number of any Series C Preferred Shares first time held by it from time to time) (the “Initial Investment Amount”) by the disposition of all or any portion of the Series C Preferred Shares held by such holder (the “Prior Holder”) prior to the liquidation, dissolution or winding up of the Company (the “Disposition”), and received all declared but unpaid dividends.  However, the transferee (the “Subsequent Holder”) of each Series C Preferred Share transferred by the Prior Holder before or after such Prior Holder’s Liquidation Preference Right is terminated under this Section 2 shall be entitled to the Liquidation Preference Right unless and until such Subsequent Holder has similarly recouped the Series C Preferred Share Preference Amount with respect to all of its Series C Preferred Shares initially acquired by such Subsequent Holder from time to time from applicable Prior Holder(s) by the disposition of all or any portion of such Series C Preferred Shares, upon the occurrence of which recoupment the Liquidation Preference Right with respect to such Subsequent Holder shall terminate immediately.  For the avoidance of doubt, if a Subsequent Holder transfers the Series C Preferred Shares held by it, such transferring Subsequent Holder will be deemed as a Prior Holder vis-à-vis its transferee(s) which such transferee(s) shall be deemed as a Subsequent Holder, and the foregoing principles shall equally apply to them.

(b)                                 Notwithstanding anything to the contrary contained in Section 2(a) above, any holder of Series C Preferred Shares entitled to the Liquidation Preference Rights in accordance with Section 2(a) above (the “Liquidation Preference Right Holder”) shall only be entitled to receive the amount equal to the remaining un-recouped sum (being such holder’s Initial Investment Amount, plus all declared but unpaid dividends, minus the proceeds received by such holder from the Disposition, if any, the “Un-Recouped Amount”) in connection with this Section 2.  Notwithstanding the foregoing provisions of this Section 2, in the event of any liquidation, dissolution or winding up of the Company, all of the holders of the Preferred Shares, together with the holders of the Ordinary Shares, are entitled to participate in the distribution of the funds or assets of the Company legally available for distribution to shareholders on a pro rata, pari passu basis (on an as-converted basis), if the amount so distributed (the “Pro Rata Based Amount”) to each Liquidation Preference Right Holder is no less than the applicable Un-Recouped Amount of such Liquidation Preference Right Holder; provided that if the Pro Rata Based Amount to be received by any Liquidation Preference Right Holder is less than its applicable Un-Recouped Amount, then such Liquidation Preference Right Holder shall be, but only be, entitled to, receive its Un-Recouped Amount prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then outstanding, and any remaining funds or assets of the Company shall be distributed on a pro rata, pari passu basis among all other holders of the Shares of the Company (on an as converted basis) (excluding such Liquidation Preference Right Holder(s)).  If the Company has insufficient assets to permit payment of the Un-Recouped Amount in full to all Liquidation Preference Right Holders, then the assets of the Company shall be distributed ratably to the Liquidation Preference Right Holders in proportion to the full applicable Un-Recouped Amount each such Liquidation Preference Right Holder would otherwise be entitled to receive under this Section 2.

Any sale of shares, merger, consolidation or other similar transaction involving the Company in which its shareholders do not retain a majority of the voting power in the surviving entity, or a sale of all or substantially all the Company’s assets, shall in each case be deemed a liquidation, dissolution or winding up of the Company, such that the provision of the above-referenced paragraphs (a) and (b) of Section 2 shall apply as if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company.  If the requirements of this Section 2 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with, or (ii) cancel such transaction.

Notwithstanding any other provision of this Section 2, the Company may at any time, out of funds legally available therefor and subject to compliance with applicable laws, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared, and such repurchase will not trigger this Section 2.

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which decision shall include the affirmative vote from two of the Investor Directors.  Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)                                     If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day ending one (1) day prior to the distribution;

(ii)                                  If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)                               If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in the aforementioned subsection (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board.  The Required Consenters shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Section 2, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

This Section 2 shall terminate upon a Series C Qualified IPO.

3.                                      Voting Rights.

Subject to the provisions of the Articles, at all general meetings of the Company: (i) the holder of each Ordinary Share issued and outstanding shall have one (1) vote in respect of each Ordinary Share held, and (ii) the holder of each Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited.  Subject to provisions to the contrary elsewhere in the Articles, or as required by the Law, the holders of Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Shareholders, except with respect to the election of Directors set forth in Article 38, and as otherwise provided in Schedule A herein.

4.                                      Conversion Rights.

The holders of the Preferred Shares shall have the following rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares.  The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Preferred Share shall be the quotient of the Preferred Shares Issue Price divided by the then-effective Conversion Price.  For the avoidance of doubt, the initial conversion ratio for Preferred Shares to Ordinary Shares shall be 1:1, subject to adjustments based on adjustments of the Conversion Price, as set forth below:

(a)                                 Optional Conversion.

(i)                                     Subject to and in compliance with the provisions of this Section 4(a), any Preferred Share may, at the option of the holder, be converted at any time into fully-paid and non-assessable Ordinary Shares based on the then-effective Conversion Price.

(ii)           The holder of any Preferred Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares.  Such notice shall state the number of Preferred Shares being converted.  Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled.  No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward).  Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

(b)                                 Automatic Conversion.

(i)            Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares shall respectively automatically be converted, based on the then-effective Conversion Price, into Ordinary Shares upon the earlier of (i) the closing of a Series C Qualified IPO or (ii) the vote or written consent of the holders of (A) at least fifty percent (50%) of the Series A Preferred Shares, (B) at least fifty percent (50%) of the Series B Preferred Shares, or (C) at least fifty percent (50%) of the Series C Preferred Shares, as the case may be (in each case, voting separately on an as-converted basis).

(ii)           The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate.  The Company shall, as soon as practicable after receipt of certificates for Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled.  No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward).  Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.

(c)                                  Conversion Mechanism.

The conversion hereunder of any Preferred Share (the “Conversion Share”) shall be effected in the following manner:

(i)            The Company shall redeem the Conversion Share for aggregate consideration (the “Redemption Amount”) equal to (A) the aggregate par value of any shares of the Company to be issued upon such conversion and (B) the aggregate value, as determined by the Board of Directors (including at least two of the Series A Director, Series B Director and Series C Director), of any other assets which are to be distributed upon such conversion.

(ii)           Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(iii)          Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion Share all shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

(d)                                 Conversion Price.

The “Conversion Price” shall initially equal the Preferred Shares Issue Price, and shall be adjusted from time to time as provided below:

(i)                                     Adjustment for Share Splits and Combinations.  If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, each of the Conversion Prices in effect immediately prior to such subdivision shall be proportionately decreased.  Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, each of the Conversion Prices in effect immediately prior to the combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)                                  Adjustment for Ordinary Share Dividends and Distributions.  If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, each of the Conversion Prices then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (A) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (B) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)          Adjustments for Other Dividends.  If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv)                              Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions.  If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Section 2), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v)                                 Sale of Shares Below the Conversion Price.

(A)                               If at any time, or from time to time, the Company shall issue or sell Additional Ordinary Shares (other than as a subdivision or combination of Ordinary Shares provided for in subsection (i) above and other than as a dividend or other distribution provided for in subsection (ii) above) for a consideration per share less than the then existing Conversion Price, then, the Conversion Price shall be reduced on a weighted average basis, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issue plus the number of Ordinary Shares which the aggregate consideration received by the Company for such issuance would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issue plus the number of such Additional Ordinary Shares so issued.  For purposes of the above calculation, the number of Ordinary Shares outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all of the Company’s convertible or exercisable securities were fully converted or exercised as of such date, excluding the Shares issued or to be issued to the employees, officers or directors of the Company pursuant to the stock purchase or stock option plans or agreements or other incentive stock arrangements duly adopted by the Company pursuant to this Schedule A, and the warrants issued to Gaoling pursuant to the Series C Preferred Shares Subscription Agreement.  Such adjustment shall be made whenever such Additional Ordinary Shares or Ordinary Share Equivalents are issued, and the determination as to whether an adjustment is required to be made pursuant to the Articles shall be made upon the issuance of such Additional Ordinary Shares or Ordinary Share Equivalents, and not upon the issuance of any security into which the Ordinary Share Equivalents convert, exchange or may be exercised.

(B)                               For the purpose of making any adjustment in a Conversion Price or number of Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above:

(1)           To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any expenses payable directly or indirectly by the Company and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(2)           To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof, as determined in good faith by the

Board of Directors (including two out of the Tiger Director, the Series A Director, the Series B Director and the Series C Director) as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(3)                                 If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or Ordinary Share Equivalents shall be computed as that portion of the consideration received which is reasonably determined in good faith by the Board of Directors (including two out of the Tiger Director, the Series A Director, the Series B Director and the Series C Director) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(C)                               For the purpose of making any adjustment in a Conversion Price provided in this subsection (v), if at any time, or from time to time, the Company issues any Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares and the Effective Conversion Price of such Ordinary Share Equivalents is less than a Conversion Price in effect immediately prior to such issuance, then, in each such case, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Conversion Price.

(1)                                 In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalents where the resulting Effective Conversion Price is less than a Conversion Price at such date, including, but not limited to, a change resulting from the anti-dilution provisions thereof, such Conversion Price shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Conversion Price applied.

(2)                                 If any right to exercise, convert or exchange any Ordinary Share Equivalents shall expire without having been fully exercised, a Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Conversion Price which would have been in effect had such adjustment been made on the basis that (A) the only Additional Ordinary Shares to be issued on such Ordinary Share Equivalents were such Additional Ordinary Shares, if any, as were actually issued or sold in the exercise, conversion or exchange of any part of such Ordinary Share Equivalents prior to the expiration thereof and (B) such Additional Ordinary Shares, if any, were issued or sold for (x) the consideration actually received by the Company upon such exercise, conversion or exchange, plus (y) where the Ordinary Share Equivalents consist of options, warrants or rights to purchase Ordinary Shares, the consideration, if any, actually received by the Company for the grant of such Ordinary Share Equivalents, whether or not exercised, plus (z) where the Ordinary Share Equivalents consist of shares or securities convertible or exchangeable for Ordinary Shares, the consideration received for the issue or sale of Ordinary Share Equivalent actually converted.

(3)                                 For any Ordinary Share Equivalent with respect to which a Conversion Price has been adjusted under this subsection (v), no further adjustment of such Conversion Price shall be made solely as a result of the actual issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.

(vi)                              Other Dilutive Events.  In case any event shall occur as to which the other provisions of this Section 4 are not strictly applicable, but the failure to make any adjustment to a Conversion Price would not fairly protect the conversion rights of a series of Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Section 4, necessary to preserve, without dilution, the conversion rights of such series of Preferred Shares.  If the holders of at least fifty percent (50%) of the Preferred Shares (calculated on an as converted basis) (voting separately on an as-converted basis) shall reasonably and in good faith disagree with such determination by the Company, then the Company shall appoint an internationally recognized investment banking firm, which shall give their opinion as to the appropriate adjustment, if any, on the basis described above.  Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of such series of Preferred Shares and shall make the adjustments described therein.

(vii)                           Certificate of Adjustment.  In the case of any adjustment or readjustment of a Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Shares at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (B) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (C) the Conversion Price in effect before and after such adjustment or readjustment, and (D) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of the Preferred Shares after such adjustment or readjustment.

(viii)        Notice of Record Date.  In the event the Company shall propose to take any action of the type or types requiring an adjustment to a Conversion Price or the number or character of any Preferred Shares as set forth herein, the Company shall give notice to the holders of such Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of such Preferred Shares.  In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(ix)                              Reservation of Shares issuable upon Conversion of Preferred Shares or Exercise of Warrants.  The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, for the purpose of effecting the conversion of the Preferred Shares and/or the issuance of Ordinary Shares upon exercise of warrants issued to Gaoling pursuant to the Series C Preferred Shares Subscription Agreement, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares and/or Ordinary Shares issuable upon exercise of warrants issued to Gaoling pursuant to the Series C Preferred Shares Subscription Agreement.  If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares and/or Series C Preferred Shares issuable upon exercise of warrants issued to Gaoling pursuant to the Series C Preferred Shares Subscription Agreement, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares and/or Series C Preferred Shares issuable upon exercise of warrants issued to Gaoling pursuant to the Series C Preferred Shares Subscription Agreement to such number of shares as shall be sufficient for such purpose.

(x)                                 Notices.  Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (A) upon personal delivery to the party to be notified, (B) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (C) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (D) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(xi)                              Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Preferred Shares so converted were registered.

5.                                      Redemption.

(a)                                 Notwithstanding anything to the contrary herein, if (i) the Company fails to consummate a Series C Qualified IPO at any time before January 1, 2014; provided that upon the request of the Company, such date shall be deferred to January 1, 2015; and provided further that such failure of consummating a Series C Qualified IPO is not due to any Investor’s (or their assignees’) exercise of voting right pursuant to this Schedule A, or (ii) there is a material breach by any Group Company or the Founder of any of their respective warranties and undertakings set forth in the Series C Preferred Shares Subscription Agreement and the losses, liabilities, damages, penalties, claims, diminution in value, costs and expenses that have been actually suffered or incurred by the Group Companies (collectively, the “Loss”) which such Losses would not otherwise arise but for such material breach have reached 30% of the revenue of the Group Companies set forth in the consolidated income statement (or management accounts, as the case may be) of the Company for the year immediately preceding to the year in which such Losses arise, then subject to the applicable laws of the British Virgin Islands, and if so requested by the holder(s) of at least fifty percent (50%) of the Series C Preferred Shares, the Company shall redeem all, but not less than all, of the outstanding Series C Preferred Shares out of funds legally available therefore (the

“Redemption”).  The price at which each Series C Preferred Share shall be redeemed shall be equal to the higher of (i) or (ii) (the “Redemption Price”) below:

(i)                                     IP x (108%)N , where

IP = Series C Preferred Share Issue Price;

N = a fraction the numerator of which is the number of calendar days between date the holder(s) of such Series C Preferred Shares acquired the specific Series C Preferred Shares being redeemed and the relevant redemption date on which such Series C Preferred Share is redeemed and the denominator of which is 365, plus all declared but unpaid dividends per share thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers; or

(ii)           the fair market value per share of such Series C Preferred Shares, such valuation to be determined by an independent appraisal, exclusive of liquidity or minority ownership discounts, performed by an independent third party mutually agreeable to the holders of Series C Preferred Shares and the Company.

If the Company does not have sufficient cash or funds legally available to redeem all of the Series C Preferred Shares required to be redeemed, the remainder will be paid in for the form of a one-year promissory note issued by the Company to such holder(s) of Series C Preferred Shares, which shall bear an interest at the rate of eight percent (8%) per annum.

(b)                                 A 30-day prior notice of redemption by such holder(s) of at least fifty percent (50%) of the Series C Preferred Shares shall be given by hand or by mail to the registered office of the Company (the “Redemption Notice”).

(c)                                  Before any holder of Series C Preferred Shares shall be entitled for redemption under the provisions of this Section 5, such holder shall surrender his or her certificate or certificates representing such Series C Preferred Shares to be redeemed by the Company in the manner and at the place designated by the Company for that purpose, and thereupon an amount equal to the applicable Redemption Price times the number of such Series C Preferred Shares to be redeemed (the “Redemption Total Amount”) shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled.  In the event less than all the Series C Preferred Shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed Series C Preferred Shares.  Unless there has been a default in payment of the applicable Redemption Total Amount, upon cancellation of the certificate representing such Series C Preferred Shares to be redeemed, all dividends on such Series C Preferred Shares designated for redemption on the relevant redemption date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Total Amount thereof (including all declared and unpaid dividend up to the relevant redemption date), without interest, shall cease and terminate and such Series C Preferred Shares shall cease to be issued shares of the Company.

(d)                                 If the Company fails (for whatever reason) to redeem any Series C Preferred Shares on its due date for redemption, then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(e)                                  To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Series C Preferred Shares required to be made to the maximum extent pursuant to this Section 5.